QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 30, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YAHOO! INC.
(Exact Name of Registrant as specified in its charter)

Delaware (State of incorporation)	77-0398689 (I.R.S. Employer Identification No.)

701 First Avenue, Sunnyvale, California 94089
(408) 349-3300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Susan L. Decker
Executive Vice President, Finance and Administration, and Chief Financial Officer
701 First Avenue
Sunnyvale, California 94089
(408) 349-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Callahan Deputy General Counsel Yahoo! Inc 701 First Avenue Sunnyvale, California 94089 (408) 349-3300	Steven J. Tonsfeldt Venture Law Group A Professional Corporation 2800 Sand Hill Road Menlo Park, California 94025 (650) 854-4488

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement for a period lasting one year or until such earlier time that all of the shares registered hereunder have been sold.

      If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share	267,330	$18.455	$4,933,575.15	$453.89

(1)
The shares of common stock set forth in the calculation of registration fee table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)
Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the registrant's common stock as reported on the Nasdaq National Market on January 25, 2002 in accordance with Rule 457 under the Securities Act of 1933.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 30, 2002

PRELIMINARY PROSPECTUS

YAHOO! INC.
267,330 shares of Common Stock

        The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 3 in determining whether to purchase the Yahoo! Inc. Common Stock.

        The selling stockholders identified on page 17 of this prospectus are offering these shares of common stock. The selling stockholders may sell these shares of common stock being offered hereby on The Nasdaq National Market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 19. We will not receive any portion of the proceeds from the sale of these shares.

        Our common stock is quoted on The Nasdaq National Market under the symbol "YHOO." Our principal executive offices are located at 701 First Avenue, Sunnyvale, California, and our telephone number is (408) 349-3300.

        On January 28, 2002, the last sale price of the common stock on the Nasdaq National Market was $18.70 per share.

	Price to Public	Underwriting Discounts and Commission	Proceeds to Selling Stockholders
Per Share Total	See Text Above	See Text Above	See Text Above

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January             , 2002

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

RISK FACTORS

We are in a highly competitive industry and some of our competitors may be more successful in attracting and retaining customers.

        The market for Internet products and services is highly competitive, and we expect that competition will continue to intensify. Negative competitive developments could have a material adverse effect on our business and the trading price of our stock.

        We compete with many other providers of online navigation, information, entertainment, business, community, electronic commerce and broadcast services. As we expand the scope of our Internet offerings, we will compete directly with a greater number of Internet sites, media companies, and companies providing business services across a wide range of different online services, including:

  •
  companies offering communications services either on a stand alone basis or integrated into other products and media properties;
  •
  vertical markets where competitors may have advantages in expertise, brand recognition, and other factors;
  •
  manufacturers of personal computers who may develop their own Internet portals to which they would direct their customers;
  •
  online employment recruiting companies;
  •
  online merchant hosting services; and
  •
  online broadcasting of business events.

        In particular, we face significant competition from AOL Time Warner and Microsoft (MSN). The combination of America Online and Time Warner provides America Online with content from Time Warner's movie and television, music, books and periodicals, news, sports and other media holdings; access to a network of cable and other broadband delivery technologies; and considerable resources for future growth and expansion. The America Online/Time Warner combination also provides America Online with access to a broad potential customer base consisting of Time Warner's current customers and subscribers of its various media properties. To a less significant extent, we also face competition from other companies that have combined a variety of services under one brand in a manner similar to Yahoo!, including Terra Lycos. In certain of these cases, most notably AOL Time Warner and MSN, our competition has a direct billing relationship with the user, which we generally lack. This relationship permits our competitors to have several potential advantages including the potential to be more effective than us in targeting services and advertisements to the specific taste of their users. We also face competition from Websites focused on vertical markets where expertise in a particular segment of the market may provide a competitive advantage. On an international level, we compete directly with local providers; they may have several advantages, including greater knowledge about the particular country or local market and access to significant financial or strategic resources in such local markets. We must continue to obtain more knowledge about our users and their preferences as well as increase our branding and other marketing activities in order to remain competitive and strengthen our market position.

        A large number of these Websites and online services as well as high-traffic e-commerce merchants such as Amazon.com, also offer or are expected to offer informational and community features that may be competitive with the services that we offer. In order to compete effectively, we may need to expend significant internal engineering resources or acquire other technologies and companies to provide or enhance such capabilities. Any of these efforts could have a material adverse effect on our business, operating results and financial condition and be dilutive to our stockholders.

Financial results for any particular period will not predict results for future periods.

        Because of the uncertain nature of the rapidly changing market we serve, period-to-period comparisons of operating results are not likely to be meaningful. In addition, you should not rely on the results for any period as an indication of future performance. In particular, although we experienced strong revenue growth through the year 2000, revenues in the first nine months of 2001 were substantially lower than revenues in the first nine months of 2000. We do not presently believe that the level of revenue growth in 2000 will be sustained in 2001 or in future periods, particularly on a long-term basis. In addition, Yahoo! currently expects that its operating expenses will continue to increase as we expand our sales and marketing operations in areas of expected growth, continue to develop and extend the Yahoo! brand, fund greater levels of product development, develop and commercialize additional media properties, and acquire complementary businesses and technologies. Additionally, we are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. We have experienced a decline in our stock price and market capitalization and our industry is experiencing a slower growth rate than historically realized. If such factors continue, we may be required to record a significant charge to earnings in our financial statements in the period any impairment of our goodwill or amortizable intangible assets is determined. At September 30, 2001 our goodwill and other intangible assets approximated $220.8 million.

        We also hold investments in securities of technology companies. Due to the recent volatility in the stock market in general, and the market prices of securities of technology companies in particular, we have realized decreases in the market value of such investments of $163.2 million in the fourth fiscal quarter of 2000 as well as $15.6 million, $3.6 million and $22.0 million in the first, second and third fiscal quarters of 2001, respectively, which have been recorded in our consolidated statement of operations. We may realize further decreases in the market value of certain investments in future periods. Further, we are subject to employer payroll taxes when our employees exercise their non-qualified stock options. The employer payroll taxes are assessed on each employee's gain, which is the difference between the price of our common stock on the date of exercise and the exercise price. During a particular period, these payroll taxes could be material. Depending on the number of shares of our common stock for which options are exercised and the fair market value of shares of our common stock during such period, these employer payroll taxes would be recorded as a charge to operations in the period such options are exercised based on actual gains realized by employees. In addition to the net proceeds we would receive upon the exercise of stock options, we would receive tax deductions for gains realized by employees on the exercise of non-qualified stock options for which the benefit is recorded as additional paid-in capital. However, because we are unable to predict our future stock price and the number of optionees who may exercise during any particular period, we cannot predict what, if any, expense will be recorded in a future period and the impact on our future financial results.

We rely heavily on revenues derived from Internet advertising, which are subject to uncertain demand from our current and potential clients and are difficult to forecast accurately.

        Currently, the majority of our revenues come from advertisements displayed on our online properties. Our ability to continue to achieve substantial advertising revenue depends upon:

  •
  growth of our user base;
  •
  our user base being attractive to advertisers;
  •
  our ability to derive better demographic and other information from our users;
  •
  acceptance by advertisers of the Web as an advertising medium; and
  •
  our ability to transition and expand into other forms of advertising.

        In addition, we are experiencing a shift in the source of advertising revenues from Internet companies to companies in more traditional lines of business. These advertisers often have substantially different requirements and expectations than Internet companies with respect to advertising programs. If we are unsuccessful in adapting to the needs of our changing mix of advertisers, it could have a material adverse effect on our business, operating results and financial condition. In addition, Internet companies are ceasing to spend money on advertising at a faster pace than we anticipated, and companies in more traditional lines of business are not spending money on advertising as quickly as we anticipated. These conditions could have a material adverse effect on our business, operating results and financial condition.

        Most of our revenues are currently derived from agreements with advertisers or sponsorship arrangements. Our agreements with advertisers and sponsors generally have terms of three years or less and, in many cases, the terms are much shorter. In cases where the advertiser is providing services, the agreements often have payments contingent on usage levels. Many of our advertisers are Internet companies which, in certain cases, may lack financial resources to fulfill their commitments. Accordingly, it is difficult to forecast these revenues accurately. However, our expense levels are based in part on expectations of future revenues and are fixed over the short-term with respect to certain categories. We may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising or sponsorship contracts could have a material adverse effect on our financial results.

General economic downturns could harm our ability to generate advertising revenue.

        Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been generally characterized in recent quarters by softness of demand and the reduction of marketing and advertising budgets or the delay in spending of budgeted resources. As a result, advertising spending across traditional media, as well as the Internet, has decreased.

        In addition, the September 11, 2001 terrorist attacks and the United States' military response, may contribute to continued general economic weakness and, accordingly, further reductions in advertising spending. Acts of war and terrorism against the United States, and the United States' response to such acts, may also exacerbate or prolong a general slowdown in the U.S. advertising market and the economy, which could cause our advertising or other revenues to decrease.

        In addition, if economic conditions do improve, marketing budgets and advertising spending may not increase from current levels.

The rate structure of some of our sponsorship arrangements subjects us to financial risk.

        A key element of our strategy is to generate advertising revenues through sponsored services and placements by third parties in our online media properties in addition to banner advertising. We typically receive sponsorship fees or a portion of transaction revenues in return for minimum levels of user impressions to be provided by us. These arrangements expose us to potentially significant financial risks in the event our usage levels decrease, including the following:

  •
  the fees we are entitled to receive may be adjusted downwards;
  •
  we may be required to "make good" on our obligations by providing alternative services;
  •
  the sponsors may not renew the agreements or may renew at lower rates; and
  •
  the arrangements may not generate anticipated levels of shared transaction revenues, or sponsors may default on the payment commitments in such agreements as has occurred in the past.

        Accordingly, any leveling off or decrease of our user base or the failure to generate anticipated levels of shared transaction revenues could result in a significant decrease in our revenue levels.

We have spent considerable amounts of money and resources to provide a variety of communications services, but such services may not prove to be successful in generating significant revenue for us.

        Currently, a substantial portion of the traffic on our online properties is directed at our communications services, such as email, instant messaging, calendaring and chat rooms, and we expect this trend to continue for the foreseeable future. We provide these and other basic communications services free of charge to users, as is the case with most of our competitors, and have not yet determined an effective means of generating revenues directly from providing such services. Alternative revenue models for our communications and electronic commerce services, such as subscription fees and commissions, are relatively unproven and may not generate sufficient revenues to be meaningful to us. Currently, we are dependent upon the use of other Yahoo! services to generate revenues from our communications services, and there is a risk that this relationship will not be sustained. As communications services become an increasingly important part of our total offering, we must continue to provide new communications applications that are compelling to users and utilize more sophisticated communications technologies to provide such applications to many types of access devices in addition to the personal computer, while continuing to develop an effective method for generating revenues for such services. In addition, the development of these technologies requires long development cycles and a more significant investment by us. If we were unable to develop such applications or use such technologies, the size and rate of growth in our user base would be adversely affected. If we cannot develop a direct or indirect means by which we generate revenues from our communications services that are greater than the cost of providing such services, our business, operating results and financial condition would be materially adversely affected.

We may not be successful in expanding the number of users of our electronic commerce services and our ability to effectively provide these services is limited because to date, we have not had a direct billing relationship with our users.

        We have focused, and intend to continue to focus, significant resources on the development and enhancement of our electronic commerce properties. These properties, such as Yahoo! Shopping, link users with a network of retailers with whom we have relationships. We do not establish a direct billing relationship with our users as a result of any purchases they may make with the retailers. In addition, a large number of our users currently utilize Yahoo!'s online shopping services simply to gather information for future offline purchases. We will need to effectively induce information gatherers to make purchases in order for our electronic commerce properties to be successful. Finally, the success of our electronic commerce properties will also depend on, among other things, our ability to attract and retain well-known brands among our network of retailers. The revenue that we derive from our electronic commerce services is typically in the form of a bounty or a commission paid by the retailer from whom our user purchased a product. Users who had a favorable buying experience with a particular retailer may contact that retailer directly for future purchases rather than through our service. If our users bypass our electronic commerce properties, such as Yahoo! Shopping, and contact retailers directly, we will not receive any revenue for purchases made through such direct contact. Competing providers of online shopping, including merchants with whom we have relationships, may provide a more convenient and comprehensive online shopping experience due to their singular focus on electronic commerce. As a result, we may have difficulty competing with those merchants for users of electronic commerce services. The inability of our electronic commerce properties to generate significant revenues could have a material adverse effect on our business.

Our business and enterprise services, while costly to develop, may fail to gain market acceptance.

        We have invested a significant amount of money and resources in the creation of our business and enterprise services, such as Yahoo! Webcast Studio, which allows business customers to create and stream their own corporate events, Corporate Yahoo!, a customized enterprise portal solution, and Yahoo! Website Services, a turnkey service enabling companies to manage their Web presence. Many of these services are unproven and may fail to gain market acceptance. Because the market for these business and enterprise services is new and evolving, it is difficult to predict the size of this market and its rate of growth, if any. In addition, it is uncertain whether businesses and other organizations will utilize the Internet to any significant degree as a means of broadcasting business conferences and other events. Potential business services customers must accept audio and video broadcast services over the Internet as a viable alternative to face-to-face meetings, television or audio, audio teleconferences and video conferencing. We cannot assure you that the market for business and enterprise services will continue to develop or be sustainable. If the market fails to develop, develops more slowly than expected or becomes more competitive than is currently expected, our operating results could be adversely affected.

We will continue to expand our operations into international markets in which we have limited experience, are faced with relatively higher costs and are exposed to greater risks.

        A key part of our strategy is to develop Yahoo!-branded online properties in international markets. We have developed, through joint ventures, subsidiaries and branch offices, Yahoo! properties localized for over 20 other countries. To date, we have only limited experience in developing localized versions of our products and marketing and operating our products and services internationally, and we rely on the efforts and abilities of our foreign business partners in such activities.

        We believe that in light of substantial anticipated competition, we need to expand our operations in international markets quickly in order to obtain market share effectively. However, in a number of international markets, especially those in Europe, we face substantial competition from Internet Service Providers (ISPs) that offer or may offer their own navigational services. Many of these ISPs have a dominant market share in their territories. Further, foreign providers of competing online services may have a substantial advantage over us in attracting users in their country due to more established branding in that country, greater knowledge with respect to the tastes and preferences of users residing in that country and/or their focus on a single market. We have experienced and expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international online properties. We have selected international markets that may not develop at a rate that supports our level of investment. In particular, international markets typically have been slower than domestic markets in adopting the Internet as an advertising and commerce medium.

        In addition to uncertainty about our ability to continue to generate revenues from our foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, including:

  •
  trade barriers and unexpected changes in regulatory requirements;
  •
  difficulties in developing, staffing and simultaneously managing a large number of unique foreign operations as a result of distance, language and cultural differences;
  •
  higher costs of doing business in foreign countries;
  •
  longer payment cycles;
  •
  currency exchange rate fluctuations;
  •
  political and economic instability and export restrictions;
  •
  seasonal reductions in business activity;
  •
  risks related to government regulation including those more fully described below; and
  •
  potentially adverse tax consequences.

        One or more of these factors could have a material adverse effect on our future international operations and, consequently, on our business, operating results, and financial condition.

We depend on key personnel who may not continue to work for us.

        We are substantially dependent on the continued services of our key personnel, including our two founders, our chief executive officer, president, chief financial officer, chief technical officer, senior vice presidents, and vice presidents. These individuals have acquired specialized knowledge and skills with respect to Yahoo! and its operations or, in the cases of our chairman and chief executive officer, executive vice president for North American operations and new senior vice presidents, only recently joined us. If any of these individuals were to leave Yahoo! unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. In addition, we have recently experienced announcements of departures by certain of our domestic and international management personnel and of our properties, including Ellen Siminoff, Yahoo!'s Senior Vice President, Entertainment and Small Business and David Graves, Senior Vice President of Media, Finance and Leisure. We may experience similar departures from our domestic or international business units in the future. Many of our management personnel have reached or will soon reach the four-year anniversary of their Yahoo! hiring date and, as a result, will have become or will shortly become fully vested in their initial stock option grants. While management personnel are typically granted additional stock options, which will usually vest over a period of four years subsequent to their hire date to provide additional incentive to remain at Yahoo!, the initial option grant is typically the largest, and an employee may be more likely to leave Yahoo!'s employ upon completion of the vesting period for the initial option grant.

        We expect that we will need to hire additional personnel in designated growth areas. The competition for qualified personnel is intense, particularly in the San Francisco Bay Area, where our corporate headquarters are located. At times, we have experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. We do not maintain key person life insurance for any of our personnel. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business will be adversely affected.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances.

        Yahoo! is one of the most highly trafficked Websites on the Internet and is regularly exceeding previous standards for numbers of simultaneous users, unique users and daily page views delivered. In addition, the services offered by Yahoo! and popular with users have changed significantly in the past and are expected to change rapidly in the future. Much of the architecture that we employ was not originally designed to accommodate levels or types of use that we currently experience on our online properties, and it is unclear whether current or future anticipated levels of traffic or use of services will result in delays or interruptions in our service. In particular, the architecture utilized for our email and certain other communication services was not primarily designed for this purpose. The architecture is highly complex and may not provide satisfactory service in the future, especially as email and certain other communications services become an increasingly important service offering. In the future, we may be required to make significant changes to our architecture, including moving to a completely new architecture. If we are required to switch architectures, we may incur substantial costs and experience delays or interruptions in our service. If we experience delays or interruptions in our service due to inadequacies in our current architecture or as a result of a change in architectures, users may become dissatisfied with our service and move to competing providers of online services. Further, to the extent that demand for our broadcast services content and other rich media offerings increases, we will need to expand our infrastructure, including the capacity of our hardware servers and the sophistication of our software. This expansion is likely to be expensive and complex, and require additional technical expertise. If we fail to successfully scale our broadcasts to large audiences of simultaneous users, such failure could adversely affect that portion of our business. Also, as we acquire users who rely upon us for a wide variety of services, it becomes more technologically complex and costly to retrieve, store and integrate data that will enable us to track each user's preferences. An unanticipated loss of traffic, increased costs, inefficiencies or failures to adapt to new technologies and the associated adjustments to our architecture may have a material adverse effect on our business, operating results and financial condition.

Our competitors often provide Internet access or computer hardware to our users, and our competitors could make it difficult for our users to access our services.

        Our users must access our services through an Internet service provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as AOL Time Warner or MSN, or a computer or computing device manufacturer offers online services or properties that are competitive with those of Yahoo!, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than us in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by us, our business, operating results and financial condition will be materially adversely affected.

More individuals are utilizing non-PC devices to access the Internet, and we may not be successful in developing a version of our service that will gain widespread adoption by users of such devices.

        In the coming years, the number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, cellular telephones and television set-top devices, is expected to increase dramatically. Our services are designed for rich, graphical environments such as those available on personal and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult, and we may be unsuccessful in our efforts to modify our online properties to provide a compelling service for users of alternative devices. As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so, and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we will fail to capture a sufficient share of an increasingly important portion of the market for online services.

        As the majority of our revenues are derived through the sale of banner and other advertising optimized for a personal computer screen, we may not be successful at developing a viable strategy for deriving substantial revenues from online properties that are directed at the users of alternative devices. Any failure to develop revenue-generating online properties that are adopted by a significant number of handheld device users could have a material adverse effect on our business, operating results and financial condition.

We rely on the value of the Yahoo! brand, and the costs of maintaining and enhancing our brand awareness are increasing.

        We believe that maintaining and expanding the Yahoo! brand is an important aspect of our efforts to attract and expand our user and advertiser base. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. We have spent considerable money and resources to date on the establishment and maintenance of the Yahoo! brand. We will spend increasing amounts of money on, and devote greater resources to, advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the Yahoo! brand during 2002. We may not be able to successfully maintain or enhance consumer awareness of the Yahoo! brand and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of the Yahoo! brand in a cost-effective manner, our business, operating results and financial condition would be materially and adversely affected.

The successful operation of our business depends upon the supply of critical elements from other companies.

        We depend upon third parties, to a substantial extent, for several critical elements of our business, including various technology, infrastructure, content development, software and distribution components.

        Technology and Infrastructure.    We rely on private third-party providers, including Exodus Communications and its affiliates and Level 3 Communications, for our principal Internet connections, co-location of a significant portion of its data servers and network access. We also rely on Network Appliances for key components of our email service. Any disruption in the Internet or network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could have a material adverse effect on our business, operating results, and financial condition. In addition, Exodus has recently filed for Chapter 11 bankruptcy protection under the United States bankruptcy code. Exodus' continued financial difficulties may have negative effects on our business, the nature and extent of which we cannot predict. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information, chat services, street mapping and telephone listings, streaming capabilities and similar services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Furthermore, we depend on hardware suppliers for prompt delivery, installation and service of servers and other equipment to deliver our products and services. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business and could expose us to liabilities to third parties.

        Distribution Relationships.    To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we have certain distribution agreements and informal relationships with leading Web browser providers, such as Microsoft, operators of online networks and leading Websites, software developers and computer manufacturers, such as Sony, and telecommunications companies, such as Sprint PCS. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Further, some of our distributors are competitors or potential competitors who may not renew their distribution contracts with us. Potential distributors may not offer distribution of our properties and services on reasonable terms, or at all. In addition, as new methods for accessing the Web become available, we may need to enter into additional distribution relationships. Any failure to obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

        Streaming Media Software.    We rely on the two leading providers of streaming media products, RealNetworks and Microsoft, to license the software necessary to broadcast streaming audio and video content to our users. There can be no assurance that these providers will continue to license these products to us on reasonable terms, or at all. Our users are currently able to electronically download copies of the software to play streaming media free of charge, but providers of streaming media products may begin charging users for copies of their player software or otherwise change their business model in a manner that slows the widespread acceptance of these products. In order for our broadcast services to be successful, there must be a large base of users of these streaming media products. We have limited or no control over the availability or acceptance of streaming media software, and to the extent that any of these circumstances occur, the broadcast services portion of our business will be materially adversely affected.

Our dependence on third party content providers subjects us to risks.

        Our future success depends upon our ability to aggregate compelling content and deliver that content through our online properties. We license much of the content that attracts users to our online properties, such as news items, stock quotes, weather reports, maps and audio and video content from third parties such as Reuters and TIBCO. In particular, Yahoo! Broadcast relies on major sports organizations, radio and television stations, record labels, cable networks, businesses, colleges and universities, film producers and distributors, and other organizations for a large portion of the content available on the site. Our ability to maintain and build relationships with third-party content providers will be critical to our success. We may be unable to enter into or preserve relationships with the third parties whose content we seek to obtain. Many of our current licenses for third-party content extend for a period of less than two years and there can be no guarantee that they will be renewed upon their expiration. In addition, as competition for compelling content increases both locally and abroad, our content providers may increase the prices at which they offer their content to us and potential content providers may not offer their content on terms agreeable to us. An increase in the prices charged to us by third-party content providers could have a material adverse effect on our business, operating results and financial condition. Further, many of our content licenses with third parties are non-exclusive. Accordingly, other webcasters may be able to offer similar or identical content. Likewise, most sports and entertainment content available on our online properties are also available on other media like radio or television. These media are currently, and for the foreseeable future will be, much more widely adopted for listening or viewing such content than the Web. These factors also increase the importance of our ability to deliver compelling editorial content and personalization of this content for users in order to differentiate Yahoo! from other businesses. If we are unable to license or acquire compelling content, if other companies broadcast content that is similar to or the same as that provided by Yahoo!, or if we do not develop compelling editorial content or personalization services, the number of users on our online properties may not grow at all or at a slower rate than anticipated, which would decrease our advertising revenue.

As we provide more audio and video content, particularly music, we may be required to spend significant amounts of money on content acquisition and content broadcasts.

        Until recently, the majority of the content that we provided to our users was in print, picture or graphical format and was either created internally or licensed to us by third parties for little or no charge. However, we have been providing recently and intend to continue to provide increasing amounts of audio and video content to our users, such as the broadcast of music, film content, speeches, news footage, concerts and other special events, through our broadcast services division and other media properties, and such content may require us to make substantial payments to third parties from whom we license or acquire such content. For example, in order to broadcast music through our online properties, we are currently required to pay royalties both on the copyright in the musical compositions and the copyright in the actual sound recordings of the music to be broadcast. We currently have obtained rights from ASCAP, BMI and SESAC that permit Yahoo! to engage in the public performance of musical compositions for which they control the rights. These rights have been obtained pursuant to short-term agreements or are under negotiation. With respect to the copyrights in the specific sound recordings that we broadcast, the Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of such sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we will be required to pay licensing fees for the public performance of sound recordings delivered through retransmissions of radio broadcasts and Internet-only programming. The DMCA does not specify the rate and terms of the licenses, which will be determined by a copyright arbitration royalty panel (CARP) supervised by the United States Copyright Office. If the royalty rates under negotiation or determined in the arbitration are above our expectations, if the royalty rates charged by the various performance rights societies increase or if any of these or other parties with music licensing rights impose terms that make it difficult or impossible to broadcast music, we may be unable to provide music content to our users in a cost-effective manner. We believe that users of Internet services such as the Yahoo! online properties will increasingly demand high-quality audio and video content. The revenue we receive as a result of our audio and video broadcasts may not justify the costs of providing such broadcasts. Our inability to cost-effectively provide high-quality audio and/or video content to our users could have a material adverse effect on our business, operating results and financial condition.

We must manage our growth and consolidation successfully, including the integration of recently-acquired companies, in order to achieve our desired results.

        We have experienced dramatic growth in personnel in recent years and expect to continue to hire additional personnel in selected areas. We have also recently reduced our workforce in order to decrease our costs and create greater operational efficiency. This growth and consolidation requires significant time and resource commitments from us and our senior management. Further, as a result of recent acquisitions and international expansion, almost one-half of our employees are based outside of our Bay Area headquarters. If we are unable to effectively manage a large and geographically dispersed group of employees or anticipate our future growth effectively, our business will be adversely affected.

As part of our business strategy, we have completed several acquisitions and expect to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

  •
  the difficulty of assimilating the operations and personnel of the acquired companies;
  •
  the potential disruption of our ongoing business and distraction of management;
  •
  the difficulty of incorporating acquired technology or content and rights into our products and media properties and unanticipated expenses related to such integration;
  •
  the negative impact on reported earnings if any of our planned transactions that are expected to qualify for pooling of interest accounting treatment for financial reporting purposes fail to so qualify;
  •
  the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;
  •
  the failure to successfully develop an acquired in-process technology resulting in the impairment of amounts currently capitalized as intangible assets;
  •
  the impairment of relationships with employees and customers as a result of any integration of new management personnel; and
  •
  the potential unknown liabilities associated with acquired businesses.

        We may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

Our intellectual property rights are costly and difficult to protect.

        We regard our copyrights, patents, trademarks, trade dress, trade secrets, and similar intellectual property, including our rights to certain domain names, as critical to Yahoo!'s success. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. For example, we have obtained the registration for certain of our trademarks, including "Yahoo!" and "Yahooligans!."

Effective trademark, patent, copyright, and trade secret protection may not be available in every country in which our products and media properties are distributed or made available through the Internet, and while we attempt to ensure that the quality of our brand is maintained by our licensees, our licensees may take actions that could materially and adversely affect the value of our proprietary rights or the reputation of our products and media properties. We are aware that third parties have, from time to time, copied significant portions of Yahoo! directory listings for use in competitive Internet navigational tools and services. Protection of the distinctive elements of Yahoo! may not be available under copyright law. We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate.

We may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to use certain technologies in the future.

        Many parties are actively developing search, indexing, e-commerce and other Web-related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with online business are likely to arise in the future. In addition to existing patents and intellectual property rights, we anticipate that additional third-party patents related to our services will be issued in the future. From time to time, parties assert patent infringement claims against us in the form of letters, lawsuits and other forms of communications. Currently, we are engaged in two lawsuits regarding patent issues and have been notified of a number of other potential disputes.

        In addition to patent claims, third parties have asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. In the event that we determine that licensing patents or other proprietary rights is appropriate, we cannot guarantee that we will be able to license such proprietary rights on reasonable terms or at all. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. In the event that there is a determination that we have infringed third-party proprietary rights such as patents, copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability or be prevented from using the rights, which could require us to change our business practices in the future.

        We are aware of lawsuits filed against two of our competitors regarding the presentment of advertisements in response to search requests on "keywords" that may be trademarks of third parties. Initial rulings in these lawsuits were in favor of our competitors, but the plaintiffs in these lawsuits have appealed these initial rulings.

We are subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict.

        There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to Yahoo! relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, financial market regulation, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Web.

        Several federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

        We post our privacy policy and practices concerning the use and disclosure of user data. In addition, GeoCities, a company we acquired in 1999, is required to comply with a consent order between it and the Federal Trade Commission (the "FTC"), which imposes certain obligations and restrictions with respect to information collected from users. Any failure by us to comply with our posted privacy policy, the consent order, FTC requirements or other privacy-related laws and regulations could result in proceedings by the FTC or others which could potentially have an adverse effect on our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business through a decrease in user registrations and revenues. This could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

        Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) could have a material adverse effect on our business, operating results and financial condition.

We may be subject to legal liability for online services.

        We host a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities on an international basis, including public message posting and services relating to online auctions and homesteading. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Claims have been threatened and have been brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that we provide links to or that may be posted online or generated by our users or with respect to auctioned materials. For example, Yahoo! was recently the subject of a claim brought by certain entities in a French court regarding, among other things, the availability of certain content within our services which was alleged to violate French law. Due to the unsettled nature of the law in this area, we may be subject to similar actions in domestic or other international jurisdictions in the future. Our defense of any such actions could be costly and involve significant distraction of our management and other resources. In addition, we are aware that governmental agencies are currently investigating the conduct of online auctions.

        We also periodically enter into arrangements to offer third-party products, services, or content under the Yahoo! brand or via distribution on various Yahoo! properties, including stock quotes and trading information. We may be subject to claims concerning these products, services or content by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to these products, services or content. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

        It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. For example, we offer Web-based email services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not ultimately result in liability.

Our stock price has been volatile historically, which may make it more difficult for you to resell shares when you want at prices you find attractive.

        The trading price of our common stock has been and may continue to be subject to wide fluctuations. During 2001, the closing sale prices of our common stock on the Nasdaq ranged from $42.88 to $8.11 per share and the closing sale price of our common stock on January 28, 2002 was $18.70 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

Management and one large stockholder beneficially own approximately 37% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price.

        Yahoo!'s directors and executive officers and SOFTBANK beneficially owned approximately 37% of Yahoo!'s outstanding common stock as of December 31, 2001. Eric Hippeau is a member of our board of directors and is also the President and Executive Managing Director of SOFTBANK International Ventures, an affiliate of SOFTBANK. As a result of their ownership and positions, our directors and executive officers and SOFTBANK collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Yahoo!. In addition, sales of significant amounts of shares held by Yahoo!'s directors and executive officers and SOFTBANK, or the prospect of these sales, could adversely affect the market price of our common stock.

Our operations could be significantly hindered by the occurrence of a natural disaster or other catastrophic event.

        Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, the majority of our network infrastructure is located in Northern California, an area susceptible to earthquakes. In the recent past, the western United States (and California in particular) has experienced repeated episodes of diminished electrical power supply. As a result of these episodes, certain of our operations or facilities may be subject to "rolling blackouts" or other unscheduled interruptions of electrical power. The prospect of such unscheduled interruptions may continue for the foreseeable future and we are unable to predict either their occurrence, duration or cessation. We do not have multiple site capacity for all of our services in the event of any such occurrence. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical and electronic break-ins, and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We have experienced a coordinated denial of service attack in the past, and may experience such attempts in the future. We do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any of these events. Any such event could have a material adverse effect on our business, operating results, and financial condition.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

        We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of March 20, 2001. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $250 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $250 exercise price, shares of our common stock or of any company into which we are merged having a value of $500. The rights expire on March 1, 2011 unless extended by our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors regarding such acquisition.

        In addition, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock (of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock) and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change of control of Yahoo! without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. Further, certain provisions of our charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Yahoo!, which could have an adverse effect on the market price of our stock. In addition, our charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of our Board of Directors. Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control or management.

Terrorist attacks have contributed to economic instability in the United States; continued terrorist attacks, war or other civil disturbances could lead to further economic instability and depress our stock price.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused instability in the global financial markets, and have contributed to volatility in the stock prices of United States publicly traded companies, such as Yahoo!. These attacks may lead to armed hostilities or to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to economic instability in the United States and could have a material adverse effect on our business, financial condition and operating results.

YAHOO!

        Yahoo! Inc. ("Yahoo!" or the "Company") is a leading global internet communications, commerce, and media company that offers a comprehensive branded network of services to more than 219 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 internet brand globally and reaches the largest audience worldwide. Through the Yahoo! Enterprise Solutions division, Yahoo! also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. Yahoo!'s global Web network includes 24 World properties. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Australia, Canada, and the United States, and is headquartered in Sunnyvale, California.

        Yahoo! was incorporated on March 5, 1995 under the laws of California. Yahoo! was subsequently reincorporated on May 14, 1999 under the laws of Delaware. Our principal executive offices are located at 701 First Avenue, Sunnyvale, California 94089 and our telephone number is (408) 349-3300. As used in this prospectus, the words "we," "us," "our" and "Yahoo!" refer to Yahoo! Inc., a Delaware corporation, and its wholly owned subsidiaries, including Broadcast.com.

USE OF PROCEEDS

        The proceeds from the sale of the shares of common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        On November 19, 1999, we agreed to acquire Innovative Systems Services Group, Inc. ("ISSG") pursuant to a merger agreement among ISSG, the founders of ISSG and us. The selling stockholders were all of the stockholders of ISSG. Pursuant to the merger agreement, the selling stockholders are entitled to receive shares of Yahoo! common stock upon the achievement of milestones set forth in the merger agreement. On January 11, 2001, 55,786 shares of Yahoo! common stock were issued to the selling stockholders pursuant to our obligations under the merger agreement (the "Initial Shares"). On February 5, 2001, these initial shares were registered for re-sale on a Registration Statement on Form S-3. On December 20, 2001, 267,330 shares of Yahoo! common stock (the "Shares") were issued to the selling stockholders pursuant to our obligations under the merger agreement. We have agreed under the merger agreement to register the Shares for resale.

SELLING STOCKHOLDERS

        All of the Shares offered hereby were acquired by the selling stockholders in connection with our acquisition of ISSG as described above. Such Shares do not exceed one percent (1%) of our outstanding capitalization as of the date of this prospectus. Two of the selling stockholders, Madhu Yarlagadda and Patrick Loo, are current employees of Yahoo! and hold the positions of Director Yahoo! Voice Services and Technical Yahoo!, respectively. Other than as set forth in the previous sentence and in their capacity as stockholders, the selling stockholders do not have a material relationship with us.

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 21, 2002 by the selling stockholders. The following table assumes that the selling stockholders sell all of the Shares. We are unable to determine the exact number of Shares that actually will be sold.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering	Shares Offered by This Prospectus	Shares Beneficially Owned After the Offering
Madhu Yarlagadda	293,034[1]	159,941	133,093
Patrick Loo	181,667[2]	106,627	75,040
Gordon Kin	1,263	762	501

1
Includes options to purchase 99,693 shares of our common stock, which are exercisable within 60 days of the date of this prospectus.

2
Includes options to purchase 57,540 shares of our common stock, which are exercisable within 60 days of the date of this prospectus.

PLAN OF DISTRIBUTION

        The Shares covered hereby may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the Shares being offered hereby: (i) on The Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act of 1933, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

        The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of Shares in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders have advised us that during such time as they may be engaged in the attempt to sell the Shares registered hereunder, they will not effect any sale or distribution of the Shares until after the prospectus has been appropriately amended or supplemented, if required.

        The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase Shares as principal.

        In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our common stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have agreed to use our best efforts to maintain the effectiveness of this registration statement with respect to the Shares until the earlier of the sale of all the Shares or one year following the effective date of this registration statement. No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the selling stockholders will sell all or any of the Shares offered hereunder.

LEGAL MATTERS

        The validity of the Shares offered hereby will be passed upon by Venture Law Group, A Professional Corporation, counsel to Yahoo! Inc.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning Yahoo! Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the Shares.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  1.
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 812-11976).

  2.
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 (File No. 000-28018), June 30, 2001 (File No. 000-28018) and September 30, 2001 (File No. 000-28018).

  3.
  Our Current Reports on Form 8-K, filed with the SEC January 10, 2001 (File No. 812-11976), as amended by filing on January 19, 2001 (File No. 812-11976); March 8, 2001 (File No. 812-11976); March 19, 2001 (File No. 812-11976); April 12, 2001 (File No. 000-28018); April 17, 2001 (File No. 000-28018); July 12, 2001 (File No. 000-28018); October 11, 2001 (File No. 000-28018); November 16, 2001 (File No. 000-28018); December 13, 2001 (File No. 000-28018); December 27, 2001 (File No. 000-28018); January 11, 2002 (File No. 000-28018); January 18, 2002 (File No. 000-28018) and January 29, 2002 (File No. 000-28018).

  4.
  Our Proxy Statement dated March 23, 2001, filed on March 16, 2001 in connection with our April 27, 2001 Annual Meeting of Stockholders (File No. 812-11976), as amended by our filing on April 17, 2001 (File No. 812-11976).

  5.
  The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on March 12, 1996, as updated by our Current Report on Form 8-K filed with the SEC on August 11, 2000 (File No. 812-11976).

        All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering, shall be deemed to be incorporated herein by reference.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Cathy LaRocca, Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089, telephone: (408) 349-3300.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements that involve risks and uncertainties. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "may", "will," "should," "seeks," "pro forma," or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under "Risk Factors," beginning on page 3 and elsewhere in this prospectus and documents incorporated herein by reference.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee	$454
Legal fees and expenses	$15,000
Miscellaneous expenses	$5,000
Total	$20,454

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XII of the registrant's Amended and Restated Certificate of Incorporation and Article VI of the registrant's Bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

        In connection with this offering, the selling stockholders have agreed to indemnify the registrant, its directors and officers and each such person who controls the registrant, against any and all liability arising from inaccurate information provided to the registrant by the selling stockholders and contained herein up to a maximum of the net proceeds received by the selling stockholders from the sale of their Shares hereunder.

Item 16. Exhibits.

Exhibits
5.1	Opinion of Venture Law Group, A Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-3)

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Yahoo! Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on January 29, 2002.

YAHOO! INC.
By:	/s/ Susan L. Decker Susan L. Decker Executive Vice President, Finance and Administration, and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terry S. Semel and Susan L. Decker, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry S. Semel Terry S. Semel	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 29, 2002
/s/ Jeff Mallett Jeff Mallett	President, Chief Operating Officer and Director	January 29, 2002
/s/ Susan L. Decker Susan L. Decker	Executive Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial Officer)	January 29, 2002
/s/ William E. Losch William E. Losch	Vice President, Finance (Principal Accounting Officer)	January 29, 2002
/s/ Timothy Koogle Timothy Koogle	Director	January 29, 2002
/s/ Ronald Burkle Ronald Burkle	Director	January 29, 2002

/s/ Eric Hippeau Eric Hippeau	Director	January 29, 2002
/s/ Arthur H. Kern Arthur H. Kern	Director	January 29, 2002
/s/ Edward Kozel Edward Kozel	Director	January 29, 2002
/s/ Michael Moritz Michael Moritz	Director	January 29, 2002
/s/ Gary Wilson Gary Wilson	Director	January 29, 2002
/s/ Jerry Yang Jerry Yang	Director	January 29, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Venture Law Group, A Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.2	Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-3)

QuickLinks

TABLE OF CONTENTS
RISK FACTORS
YAHOO!
USE OF PROCEEDS
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS